As filed with the Securities and Exchange Commission on April 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PAVMED INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1214177
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

360 Madison Avenue, 25th Floor New York, New York 10017 (917) 813-1828	Lishan Aklog, M.D. Chairman and Chief Executive Officer PAVmed Inc. 360 Madison Avenue, 25th Floor New York, New York 10017 (917) 813-1828
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.
Eric T. Schwartz, Esq.

Graubard Miller
405 Lexington Avenue, 44th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant is filing this registration statement to replace its existing registration statement (No. 333-261814), which is expiring pursuant to Rule 415(a)(5). In accordance with Rule 415(a)(6), effectiveness of this registration statement will be deemed to terminate such registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 8, 2025

PRELIMINARY PROSPECTUS

PAVmed Inc.

3,331,084 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of 3,331,084 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in “Selling Stockholders” below.

In February 2025, we sold 2,574,350 shares of our common stock and pre-funded warrants to purchase 756,734 shares of our common stock (the “Pre-Funded Warrants”), at a purchase price of $0.7115 per share or warrant share (as applicable), in private placement solely to accredited investors. In addition, our majority-owned subsidiary, Veris Health Inc. (“Veris”) issued to each investor approximately 0.2033 shares of Veris’ common stock for each share or warrant share (as applicable) purchased by the investors, for an aggregate of 677,143 shares of Veris’ common stock. The shares of common stock offered by this prospectus consist of the 2,574,350 shares of our common stock sold in the private placement and the 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants sold in the private placement. For more information, see “The Private Placement” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock offered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The timing and amount of any sales are within the sole discretion of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to its sale of shares. For more information, see “Plan of Distribution” below.

Our common stock is listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PAVM.” On April 7, 2025, the last reported sale price of our common stock was $0.60 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 12 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this prospectus, the selling stockholders may, from time to time, sell the securities offered by them as described in this prospectus.

This prospectus incorporates by reference important information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” on page 18 of this prospectus and “Information Incorporated by Reference” on page 19 of this prospectus. We also may add information to, or update or change information contained in, this prospectus through a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. It is important for you to read and consider all of the information contained in or incorporated by reference in this prospectus, as so supplemented or amended, before making any decision whether to invest in our securities.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders can provide any assurance as to the reliability of any other information that others may give you. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects may have changed. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

MARKET AND INDUSTRY DATA

We obtained the market, industry and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included or incorporated by reference in this prospectus are reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed and incorporated by reference in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus, including PAVmed™, Lucid Diagnostics™, LUCID™, Veris Health™, VERIS™, Oncodisc™, CarpX®, EsoCheck®, EsoGuard®, EsoCheck Cell Collection Device®, Collect + Protect®, EsoCure Esophageal Ablation Device™, and PortIO™. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names.

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NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein, contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future results and developments based on certain assumptions. All statements, other than statements of historical facts, contained in this prospectus, and in the documents incorporated by reference in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are not guarantees of future performance and actual results and developments may differ significantly from the results and developments discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following:

●	our limited operating history;
●	our financial performance, including our ability to generate revenue;
●	our ability to obtain regulatory approval for the commercialization of our products;
●	the ability of our products to achieve market acceptance;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
●	our potential ability to obtain additional financing when and if needed;
●	our ability to protect our intellectual property;
●	our ability to complete strategic acquisitions;
●	our ability to manage growth and integrate acquired operations;
●	the potential liquidity and trading of our securities;
●	our regulatory and operational risks;
●	cybersecurity risks;
●	risks related to the COVID-19 pandemic and other health-related emergencies;
●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and
●	the other risks and uncertainties discussed or incorporated by reference in “Risk Factors.”

In addition, our forward-looking statements do not reflect the potential impact of any future financings, acquisitions, mergers, dispositions, joint ventures, or investments we may make. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein, completely and with the understanding actual results and developments may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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PROSPECTUS SUMMARY

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “PAVmed,” the “Company” and “we,” “us” and “our” are to PAVmed Inc., a Delaware corporation, and its subsidiaries, including Lucid Diagnostics Inc., a Delaware corporation, or “Lucid Diagnostics,” and Veris Health Inc., or “Veris Health.”

Our Company

We are structured to be a multi-product life sciences company organized to advance a pipeline of innovative healthcare technologies. Led by a team of highly skilled personnel with a track record of bringing innovative products to market, we are focused on innovating, developing, acquiring, and commercializing novel products that target unmet medical needs with large addressable market opportunities. Leveraging our corporate structure—a parent company that will establish distinct subsidiaries for each financed asset—we have the flexibility to raise capital at the PAVmed level to fund product development, or to structure financing directly into each subsidiary in a manner tailored to the applicable product.

Our current focus is multi-fold. We continue to support the commercial expansion and execution of EsoGuard, which is the flagship product of our subsidiary Lucid Diagnostics, of which we remain the shareholder with the largest voting interest. In addition, through a separate majority-owned subsidiary, Veris Health, we offer the Veris Cancer Care Platform. We are focused in the immediate term on entering into strategic partnership opportunities with leading academic oncology systems to expand access to the Veris Cancer Care Platform, while concurrently developing an implantable physiological monitor, designed to be implanted alongside a chemotherapy port, which will interface with the Veris Cancer Care Platform. In terms of other existing products and technologies, we have adopted an incubator-type platform where we are looking to obtain financing on a product-by-product basis as necessary to advance each asset to a meaningful inflection point along its path to commercialization. Finally, as resources permit, we will continue to explore external innovations that fulfill our project selection criteria without limiting ourselves to any target sector, specialty or condition.

Recent Developments

Business

EsoGuard Medicare Coverage

In November 2024, Lucid Diagnostics submitted to MolDx its complete clinical evidence package in support of a request for reconsideration of the non-coverage language in the Local Coverage Determination (“LCD”) to secure Medicare coverage for EsoGuard. The EsoGuard clinical evidence package included six new peer-reviewed publications: three clinical validation studies (two in the intended use population, one case control), two clinical utility studies, and one analytical validation study. The current LCD provides clear coverage criteria consistent with the American College of Gastroenterology (“ACG”) guidelines for esophageal precancer testing. The package was submitted as part of a request for reconsideration of the non-coverage language in the LCD to secure Medicare coverage for EsoGuard.

NCCN Clinical Practice Guidelines Update

In March 2025, Lucid Diagnostics announced that a recent update to the National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (the “NCCN Guidelines®”) focused on Esophageal and Esophagogastric Junction Cancers (Version 1.2025) has added a new section on Barrett’s Esophagus (“BE”) screening. The NCCN Guidelines® now reference professional society guidelines on BE screening, including the most recent ACG clinical guideline discussed above, which recommends non-endoscopic biomarker testing, such as EsoGuard performed on samples collected with EsoCheck, as an acceptable alternative to invasive upper endoscopy to detect esophageal precancer.

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Clinical Study Publications

On March 18, 2025, Lucid Diagnostics announced that its ENVET-BE clinical utility study has been accepted for publication in Gastroenterology & Hepatology – the fifth peer-reviewed publication of clinical utility data for EsoGuard, and the second to present findings from a real-world screening population. The manuscript, entitled “Enhancing the Diagnostic Yield of EGD for Diagnosis of Barrett’s Esophagus Through Methylated DNA Biomarker Triage,” demonstrates that confirmatory upper endoscopy (“EGD”) performed in EsoGuard-positive patients had a substantially higher diagnostic yield for detecting esophageal precancer (BE) than the expected yield of screening EGD alone in at-risk patients. The ENVET-BE study reviewed real-world data from a cohort of 199 EsoGuard-positive patients who completed confirmatory EGD. The overall positive diagnostic yield for BE was 2.4-fold higher than the expected yield of screening EGD alone, based on disease prevalence within an at-risk population. The yield was nearly three-fold higher in patients meeting ACG screening criteria.

On November 7, 2024, Lucid Diagnostics announced that its manuscript for its multi-center ESOGUARD BE-1 study has been accepted for publication in The American Journal of Gastroenterology, the official journal of the ACG. This is the fourth publication presenting clinical validation data for EsoGuard, and the second to demonstrate its performance in an intended-use screening population. Consistent with previous studies, EsoGuard showed high sensitivity and negative predictive value in detecting esophageal precancer (BE). The prospective, multi-center study presented data from a cohort of patients who met ACG guideline criteria for esophageal precancer screening and underwent non-endoscopic EsoGuard testing followed by traditional upper endoscopy. EsoGuard sensitivity and negative predictive value for detecting BE were approximately 88% and 99%, respectively. Specificity and positive predictive value were approximately 81% and 30%, respectively. No serious adverse events were reported.

Highmark Reimbursement Approval

On March 13, 2025, Lucid Diagnostics announced that Highmark Blue Cross Blue Shield, an independent licensee of the Blue Cross and Blue Shield Association, has issued a positive coverage policy for non-invasive screening of esophageal precancer and cancer in New York state. The new policy will cover EsoGuard in patients who meet established criteria for esophageal precancer testing consistent with professional society guidelines.

CWRU NIH Grant Related to EsoGuard and EsoCheck

On February 27, 2025, Lucid Diagnostics announced that principal investigators from Case Western Reserve University and University Hospitals, were awarded an $8 million National Institutes of Health (“NIH”) R01 grant to conduct a five-year clinical study designed to evaluate esophageal precancer detection using EsoCheck and EsoGuard among at-risk individuals without symptoms of chronic gastroesophageal reflux disease (“GERD”). The study, “A Clinical Trial of Cancer Prevention by Biomarker Based Detections of Barrett’s Esophagus and Its Progression,” aims to evaluate the effectiveness of EsoCheck and EsoGuard in detecting esophageal precancer (BE) to prevent esophageal cancer (esophageal adenocarcinoma, or “EAC”) within a non-GERD at-risk population. To accomplish this aim, 800 patients without GERD symptoms who meet the American Gastroenterology Association (“AGA”) risk criteria for screening will be recruited across five participating research centers: University Hospitals, University of Colorado, Johns Hopkins University, University of North Carolina, and Cleveland Clinic.

Veris NIH Grant

On October 10, 2024, we announced that Veris has been awarded a $1.8 million grant from the National Institute on Minority Health and Health Disparities, an institute of NIH. The two-year grant will fund research to optimize and validate the Veris Cancer Care Platform for the needs of medically underserved cancer patients, in partnership with an academic cancer center. The research project, “Bridging the Gap: Enhancing Cancer Care for Underserved Populations with the Veris Health Cancer Care Platform,” will focus on patients facing language barriers, limited access to technology, and socioeconomic disparities.

Changes to Board Composition

Effective as of September 10, 2024, James L. Cox, M.D., and Joan B. Harvey resigned from our board of directors. Neither Dr. Cox’s nor Ms. Harvey’s resignation was due to any disagreement with the Company on any matter relating to its operations, policies or practices.

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Also effective as of September 10, 2024, our board of directors appointed Sundeep Agrawal, M.D. as a Class B director. Prior to being appointed to the Company’s board of directors, Dr. Agrawal had entered into a strategic advisory agreement with us to provide certain M&A advisory services. Such agreement remains in effect. Pursuant to the agreement, Dr. Agrawal will receive a monthly consulting fee of $3,333. The agreement is terminable by the Company on 10 days’ written notice. Except for the foregoing, Dr. Agrawal has not engaged in any transactions with us that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Intercompany Agreements with Lucid

On August 6, 2024, PAVmed and Lucid Diagnostics entered into a ninth amendment to the management services agreement (the “MSA”) between them to increase the monthly fee thereunder from $0.83 million per month to $1.05 million per month, effective as of July 1, 2024. In addition, under the terms of our convertible debt (as amended as of January 17, 2025), we are required to elect that these payments be made in cash.

Veris Cancer Care Platform

On June 13, 2024, we announced that Veris Health and a National Cancer Institute-Designated Comprehensive Cancer Center launched a pilot program and has enrolled the first patients from such center in such program on the Veris Cancer Care Platform.

Financing and Marketplace

The Private Placement

On February 18, 2025, PAVmed and Veris Health entered into subscription agreements (each, a “Subscription Agreement”) with certain accredited investors, pursuant to which PAVmed agreed to sell and the investors agreed to purchase 2,574,350 shares of our common stock and Pre-Funded Warrants to purchase 756,734 shares of our common stock, at a purchase price of $0.7115 per share or warrant share (as applicable). In addition, Veris Health agreed to issue to each investor approximately 0.2033 shares of Veris Health’s common stock for each share or warrant share (as applicable) purchased by such investor, for an aggregate of 677,143 shares of Veris’ common stock. On February 21, 2025, we consummated the private placement, generating gross proceeds to us of $2.37 million. The shares of common stock offered by this prospectus consist of the 2,574,350 shares of our common stock sold in the private placement and the 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants sold in the private placement. For more information, see “The Private Placement” below.

Nasdaq Compliance with Stockholders’ Equity Continued Listing Standard

On February 14, 2025, we received a notification letter from the Nasdaq Listing Qualifications Department, stating that we had regained compliance with the Nasdaq continued listing standard under Nasdaq Listing Rule 5550(b)(1), which requires, among other things, that we maintain at least $2.5 million in stockholders’ equity.

As previously disclosed, on March 7, 2024, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the prior 30 consecutive business days (through March 6, 2024), the market value of our listed securities had been below the minimum of $35 million required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2). We did not regain compliance with the rule during the time period originally allotted under Nasdaq rules. Accordingly, we timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), which took place on October 29, 2024. On November 8, 2024, the Panel granted us an extension, until January 31, 2025, to regain compliance with the Nasdaq continued listing standards under Nasdaq Listing Rule 5550(b)(1), in lieu of Nasdaq Listing Rule 5550(b)(2).

We achieved compliance through (1) the exchange of secured convertible notes with a principal amount outstanding of $22.3 million for shares of Series C convertible preferred stock, par value $0.001 (the “Series C Preferred Stock”), which was consummated on January 17, 2025, (2) the issuance of additional shares of Series C Preferred Stock for an aggregate purchase price of $2.653 million, which was consummated on January 24, 2025, and (3) a reduction in operating expenses as a result of our completed deconsolidation of Lucid Diagnostics from our balance sheet, each of which transactions is outlined in more detail below. As a result, we met the terms of the Panel’s decision.

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Series C Preferred Stock Debt Exchange; Amendments to September 2022 Convertible Note. Under a securities purchase agreement dated March 31, 2022, we had issued a senior secured convertible note dated April 4, 2022 (the “April 2022 Senior Convertible Note”) and a senior secured convertible note dated September 8, 2022 (the “September 2022 Senior Convertible Note”).

On November 15, 2024, we entered into an exchange agreement (the “Debt Exchange Agreement”) with the holder (the “Holder”) of the April 2022 Senior Convertible Note and the September 2022 Senior Convertible Note. The Debt Exchange Agreement provided for the exchange of $22.3 million in principal amount of the April 2022 Senior Convertible Note and the September 2022 Senior Convertible Note and interest thereon for 22,347 shares of Series C Preferred Stock. On January 17, 2025, after satisfaction of all conditions to closing the Exchange, the parties consummated the exchange. Following consummation of the exchange, the April 2022 Senior Convertible Note was satisfied in full, and the outstanding principal balance of the remaining September 2022 Senior Convertible Note was approximately $6.6 million.

Under the Debt Exchange Agreement, effective as of consummation on the exchange as of January 17, 2025, we also agreed to certain amendments and modifications to the September 2022 Convertible Note, including, without limitation, that the conversion price thereunder was reset to $1.068; that the maturity date was extended to December 31, 2025; that any change of control or disposition by us of our shares of Lucid Diagnostics’ common stock would require the prior written consent of the Required Holders (as defined in the September 2022 Convertible Note); certain other terms and conditions regarding payments under the MSA and the application of the same (including that all MSA payments from Lucid Diagnostics must be made in cash); that we waive our right to redeem the September 2022 Convertible Note so long as any shares of Series C Preferred Stock are outstanding; that the Holder waives, until December 31, 2025, the financial covenants under the September 2022 Convertible Note requiring that (i) the amount of our available cash equal or exceed $8.0 million at all times, (ii) the ratio of (a) the outstanding principal amount of the September 2022 Convertible Note, accrued and unpaid interest thereon and accrued and unpaid late charges to (b) our average market capitalization over the prior ten trading days, not exceed 30%, and (iii) that our market capitalization shall at no time be less than $75 million; and that so long as any shares of Series C Preferred Stock remain outstanding, the Holder will be entitled to exchange all, or any portion, of the September 2022 Convertible Note (including any interest that would accrue thereon through the maturity date thereof) into shares of Lucid Diagnostics’ common stock held by us, at an exchange price per share of Lucid Diagnostics’ common stock equal to $0.85 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), subject to certain beneficial ownership limitations.

Series C Preferred Stock Security Purchase Agreement. On November 20, 2024, we entered into a securities purchase agreement (the “Series C Securities Purchase Agreement”) with the Holder. The Series C Securities Purchase Agreement provides for the purchase of 2,653 shares of Series C Preferred Stock at a price of $1,000 per share, with the purchase price to be satisfied through the cancellation of $2.6 million of certain unsecured debt obligations owed by us to the Holder. On January 24, 2025, after satisfaction of all conditions to closing the purchase, the parties consummated the purchase.

Lucid Deconsolidation. On September 10, 2024, we determined that Lucid Diagnostics and its subsidiaries would be deconsolidated from our financial statements as of September 10, 2024, as a result of the changes in the composition of our board of directors discussed above, in combination with our ceasing to have control over a majority of the voting power of Lucid Diagnostic. As a result of these events, we were considered to cease to have control over Lucid Diagnostics for the purposes of U.S. generally accepted accounting principles, even though we continue to own, and have not disposed any of our, 31,302,444 shares of Lucid Diagnostics’ common stock.

Nasdaq Notice of Noncompliance with the Minimum Bid Price Requirement

On January 23, 2025, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the prior 30 consecutive business days (through January 22, 2025), the closing bid price of our common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days (until July 22, 2025) to regain compliance. In order to regain compliance, the closing bid price of our common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event we do not regain compliance within the initial 180-day period, we may be eligible for an additional 180-day period. If we are not eligible for the additional 180-day period, or if it appears to the Nasdaq staff that we will not be able to cure the deficiency, the Nasdaq Listing Qualifications Department will provide notice after the end of the initial 180-day period that our securities will be subject to delisting. The Nasdaq notification has no effect at this time on the listing of our common stock or Series Z warrants, and the common stock and Series Z warrants will continue to trade uninterrupted under the symbol “PAVM” and “PAVMZ,” respectively. However, the Series Z Warrants expire on April 30, 2025.

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2014 Long-Term Incentive Plan

In January 2025, we accepted from employees the voluntary forfeiture of approximately 494,202 of previously granted stock options, each with an exercise price greater than $4.00 per share and collectively with a weighted average exercise price of $23.38 per share. None of the forfeitures were from Section 16 officers or board members.

Authorized Share Increase

On January 15, 2025, we received shareholder approval to amend our certificate of incorporation, as amended, to increase the total number of shares of common stock we are authorized to issue by 200 million shares from 50 million shares to 250 million shares. An amendment effecting such change was filed with the Secretary of State of Delaware on January 15, 2025.

Lucid Diagnostics — Registered Direct Offering

On March 5, 2025, Lucid Diagnostics closed on the sale of 13,939,331 shares of its common stock, pursuant to its previously announced offering of shares of common stock at a price of $1.10 per share.

The net proceeds of the offering, after deducting the estimated placement agent’s fees and other expenses of the offering, were approximately $14.5 million. Lucid Diagnostics intends to use the net proceeds from the offering for working capital and other general corporate purposes.

In connection with the offering, Lucid Diagnostics suspended its “at the market offering” program. In November 2022, Lucid Diagnostics entered into a Controlled Equity Offering℠ Sales Agreement (the “Lucid Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”). Pursuant to the Lucid Sales Agreement, from time to time, Lucid Diagnostics may offer and sell shares of its common stock to or through Cantor, acting as sales agent or principal. Sales of Lucid Diagnostics’ common stock by Cantor, if any, under the Lucid Sales Agreement may be made by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act (the “Lucid ATM Offering”). Lucid Diagnostics filed a prospectus supplement dated December 6, 2022 (the “Lucid ATM Prospectus Supplement”), for the offer and sale of shares of its common stock having an aggregate offering price of up to $6,500,000 in the Lucid ATM Offering. Effective as of March 4, 2025, Lucid Diagnostics terminated the Lucid ATM Prospectus Supplement. Lucid Diagnostics will not make any sales of common stock in the Lucid ATM Offering unless and until a new prospectus or prospectus supplement is filed. Other than the termination of the Lucid ATM Prospectus Supplement, the Lucid Sales Agreement remains in full force and effect.

Lucid Diagnostics — Debt Refinancing

On November 22, 2024, Lucid Diagnostics closed on the sale of $21.975 million in principal amount of 12.0% senior secured convertible notes due 2029 (collectively, the “Lucid 2024 Convertible Notes”), in a private placement, to certain accredited investors (the “Lucid 2024 Note Investors”). The sale of the Lucid 2024 Convertible Notes was completed pursuant to the terms of the previously disclosed securities purchase agreement, dated as of November 12, 2024 (the “Lucid 2024 SPA”), between Lucid Diagnostics and the Lucid 2024 Note Investors. Lucid Diagnostics realized gross proceeds of $21.95 million and, after giving effect to the repayment in full of the Lucid 2023 Convertible Note (as defined below), net proceeds of $18.3 million from the sale of the Lucid 2024 Convertible Notes.

Lucid Diagnostics used a portion of the proceeds from the sale of the Lucid 2024 Convertible Notes to repay the Senior Convertible Note (the “Lucid 2023 Convertible Note”) issued pursuant to that certain securities purchase agreement, dated as of March 13, 2023. Pursuant to the terms of the Lucid 2023 Convertible Note, on November 22, 2024, Lucid Diagnostics redeemed the Lucid 2023 Convertible Note by paying the contractual redemption price of approximately $3.7 million.

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ATM Facility

In December 2021, we entered into an “at-the-market offering” for up to $50 million of our common stock that may be offered and sold under a Controlled Equity Offering Agreement between us and Cantor. In March 2023, the “at-the-market offering” became subject to General Instruction I.B.6 of Form S-3, which limits sales of our securities under this instruction in any 12-month period to one-third of the aggregate market value of our public float (unless our public float rises to $75 million or more, in which case the instruction will cease to apply). As a result of this limitation and our then-current public float, in May 2023, we amended our “at-the-market offering” to cover up to an additional $18 million of our common stock. In the year ended December 31, 2024, we sold 1,032,298 shares through our at-the-market equity facility for net proceeds of approximately $1.3 million, after payment of 3% commissions. Subsequent to December 31, 2024, as of March 20, 2025, we sold 1,210,704 shares through their at-market equity facility for net proceeds of approximately $0.8 million, after payment of 3% commissions.

Corporate History

We were incorporated in Delaware on June 26, 2014. Our business address is 360 Madison Avenue, 25th Floor, New York, New York 10017, and our telephone number is (917) 813-1828. Our corporate website is www.pavmed.com. The information contained on, or that can be assessed through, our corporate website is not incorporated by reference into this prospectus supplement and you should not consider information on our corporate website to be part of this prospectus supplement or in deciding whether to purchase our securities.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, as more fully described in “Risk Factors” beginning on page 11 and in Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K, which is incorporated herein by reference. As a result, we may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy and to become profitable. Those risks and uncertainties include the following:

Risks Related to Financial Position and Capital Resources

●	We have incurred operating losses since our inception and may not be able to achieve profitability.
●	We have concluded there is substantial doubt of our ability to continue as a going concern and our independent registered public accounting firm’s report on our financial statements contains an explanatory paragraph describing our ability to continue as a going concern.
●	We have faced significant challenges raising capital under the current market conditions, and therefore are highly dependent on the ability of each of our subsidiaries to raise capital to fund its own and our operations.
●	There can be no assurance that our common stock will continue to trade on the Nasdaq Capital Market or another national securities exchange.
●	Our subsidiary Lucid Diagnostics may issue shares of its common and/or preferred stock in the future, and the holder of our convertible debt may exchange such debt for our shares of Lucid Diagnostics’ common stock. These events could reduce the percentage equity interest of PAVmed in Lucid Diagnostics. and thereby reduce its influence over matters subject to a shareholder vote and otherwise adversely affect your investment in PAVmed.
●	Servicing our indebtedness may require a significant amount of cash, and the restrictive covenants contained in the documents that govern our indebtedness and preferred stock could adversely affect our business plan, liquidity, financial condition, and results of operations.
●	The accounting method for convertible debt securities that may be settled in cash, such as the September 2022 Senior Convertible Note, could have a material effect on our reported financial results.

6

Risks Associated with Our Business

●	We will need substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce, eliminate or abandon growth initiatives or product development programs.
●	The markets in which we operate are highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.
●	We have finite resources, which may restrict our success in commercializing our current products and other products we may develop, and we may be unsuccessful in entering into or maintaining third-party arrangements to support our internal efforts.
●	If we are unable to deploy and maintain effective sales, marketing and medical affairs capabilities, we will have difficulty achieving market awareness and selling our tests and other products.
●	Our products may never achieve market acceptance.
●	Recommendations, guidelines and quality metrics issued by various organizations may significantly affect payors’ willingness to cover, and healthcare providers’ willingness to prescribe, our products.
●	We or our third-party manufacturers may not have the manufacturing and processing capacity to meet the production requirements of clinical testing or consumer demand in a timely manner.
●	If demand for our EsoGuard test grows, we may lack adequate facility space and capabilities to meet increased processing requirements. Moreover, if these or any future facilities or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.
●	We may make investments in products we have not yet developed, and those investments may not be realized.
●	We may not obtain the expected benefits of the incubator financing structure and may incur additional costs.
●	Our products and services may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.
●	Our products and services may cause serious adverse side effects or even death or have other properties that could delay or prevent their regulatory approval, limit the commercial desirability of an approved label or result in significant negative consequences following any marketing approval.
●	Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
●	We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.
●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.
●	Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.
●	Our business may suffer if we are unable to manage our growth.
●	Our ability to be successful will be totally dependent upon the efforts of our key personnel.
●	Our officers and directors have fiduciary obligations to other companies and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business.
●	Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.
●	We may become the subject of various claims, threats of litigation, litigation or investigations which could have a material adverse effect on our business, financial condition, results of operations or price of our common stock.

7

Risks Associated with Healthcare Regulation, Billing and Reimbursement, and Product Safety and Effectiveness

●	If private or governmental third-party payors do not maintain reimbursement for our products at adequate reimbursement rates, we may be unable to successfully commercialize our products which would limit or slow our revenue generation and likely have a material adverse effect on our business.
●	FDA has proposed a policy under which it would phase out its general enforcement discretion approach for LDTs so that IVDs manufactured at a laboratory would generally fall under the same enforcement approach as other IVDs. While we are confident that the proposed policy will not have a material impact on our business, there can be no assurance that will be the case.
●	Any future products or services we may develop may not be approved for sale in the U.S. or in any other country. In order to obtain approval, we may need to conduct clinical trials necessary to support a FDA 510(k) notice or PMA application will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit.
●	The results of the Company’s clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.
●	Even if we receive regulatory approval for any product we may develop, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.
●	Healthcare reform measures, including those targeting Medicare or Medicaid, could hinder or prevent our products’ commercial success.
●	If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.
●	The Company’s medical products may in the future be subject to product recalls that could harm its reputation, business and financial results.
●	If the Company’s medical products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
●	If the Company is found to be promoting the use of its devices for unapproved or “off-label” uses or engaging in other noncompliant activities, the Company may be subject to recalls, seizures, fines, penalties, injunctions, adverse publicity, prosecution, or other adverse actions, resulting in damage to its reputation and business.

Risks Associated with Ownership of Our Common Stock

●	We may issue shares of our common and /or preferred stock in the future which could reduce the equity interest of our stockholders and might cause a change in control of our ownership.
●	The holder of our convertible debt and the holder of our Series C Preferred Stock have certain rights with respect to the shares in Lucid Diagnostics that we own, which may have a material impact on the return on any investment in shares of our common stock.
●	Our management and their affiliates control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.
●	A robust public market for our common stock may not be sustained, which could affect your ability to sell our common stock or depress the market price of our common stock.
●	Our stock price may be volatile, and purchasers of our securities could incur substantial losses.
●	We do not intend to pay any cash dividends on our common stock at this time.
●	We have made distributions of shares of Lucid Diagnostics’ common stock to our shareholders in the past, but there is no assurance we will do so in the future.
●	We are subject to evolving corporate governance and public disclosure expectations and regulations that impact compliance costs and risks of noncompliance.
●	We incur significant costs as a result of our and Lucid Diagnostics operating as a public company, and our management will be required to devote substantial time to compliance initiatives.
●	If we experience material weaknesses in our internal control over financial reporting in the future, our business may be harmed.
●	If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.
●	Provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Risks Associated with the Offering

●	Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.
●	Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.
●	Our outstanding options, warrants, convertible preferred stock and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

8

THE OFFERING

Issuer	PAVmed Inc.

Common stock to be offered by the selling stockholders	3,331,084 shares(1)

Common stock outstanding prior to this offering	17,093,034 shares(2)(3)

Common stock outstanding after giving effect to the issuance of the shares offered hereby	17,849,768 shares(1)(2)(3)

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 11 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

Market for our common stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “PAVM.”

_______________

(1)	This amount includes 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants.

(2)	Based on 17,093,034 shares of our common stock outstanding as of March 31, 2025 (inclusive of shares of common stock underlying unvested restricted stock awards).

(3)	This amount does not include, as of March 31, 2025:

●	568,391 shares of our common stock that were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $27.45 per share;
●	795,830 shares of our common stock that were issuable upon exercise of our outstanding Series Z common stock purchase warrants (the “Series Z Warrants”), at an exercise price of $23.98 per share (however, the Series Z Warrants expire on April 30, 2025);
●	96,076 shares of our common stock that were issuable upon conversion of our outstanding Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $45.00 per share;
●	22,921,348 shares of our common stock that were issuable upon conversion of our outstanding Series C Preferred Stock, assuming that the Series C Preferred Stock is converted at the voluntary fixed conversion price of $1.068 per share set forth therein (without taking into account the beneficial ownership limitation set forth therein); and
●	6,260,389 shares of our common stock that were issuable upon conversion of the September 2022 Senior Convertible Note, assuming the principal of the September 2022 Senior Convertible Note and interest thereon were converted in full on such date at the voluntary fixed conversion price of $1.068 per share set forth therein (without taking into account the beneficial ownership limitation set forth therein).

9

The number of shares of common stock to be issued under the Series B Preferred Stock may be greater than the amount above, because dividends on the Series B Preferred Stock may be settled, at our option, through any combination of the issue of additional shares of Series B Preferred Stock, the issue of shares of our common stock, and the payment of cash, as described below.

The number of shares of common stock to be issued under the Series C Convertible Stock may be substantially greater than the amount above, if certain triggering events occur, because in such cases the number of shares issued will be determined based on the then current market price (but in any event not more than voluntary fixed conversion price per share or less than a floor price), and as a result of the capitalization of dividends on the Series C Preferred Stock. The number of shares of common stock to be issued under the September 2022 Senior Convertible Note may be substantially greater than the amount above, if we make the amortization payments of principal and interest in shares of our common stock, because in such cases (and in certain other cases as set forth therein) the number of shares issued will be determined based on the then current market price (but in any event not more than voluntary fixed conversion price per share or less than a floor price). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Series C Preferred Stock and the September 2022 Senior Convertible Note. In addition, the number of shares issued under the Series C Preferred Stock and the September 2022 Senior Convertible Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof. The voluntary fixed conversion price of the Series C Preferred Stock is also subject to adjustment for subsequent equity issuances.

In addition, as of March 31, 2025, 1,314,633 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under our Fifth Amended and Restated 2014 Long-Term Incentive Equity Plan (the “2014 Plan”), and 306,530 shares of our common stock were reserved for issuance, but not yet issued, under our Employee Stock Purchase Plan (the “ESPP”). The number of shares available under the 2014 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 166,667 shares, unless our board of directors provides for a lesser amount. Effective September 18, 2024, PAVmed’s compensation committee temporarily suspended any participation in the ESPP. Accordingly, no shares of our common stock have been purchased under the ESPP since March 31, 2024.

10

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you are urged to read and carefully consider the risks and uncertainties relating to an investment in our company set forth below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should read and carefully consider the risks and uncertainties discussed under the item “Risk Factors” in our most recent annual report on Form 10-K and in any of our subsequent quarterly reports on Form 10-Q, as well as the other information in such reports and the risks, uncertainties and other information in the other documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying base prospectus, as such reports and documents may be amended, supplemented or superseded from time to time by documents we subsequently file with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Associated with the Offering

Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

The selling stockholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes on their investment. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders at prices lower than the prices such investors paid for their shares in this offering.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock, including the shares issuable upon exercise of the Pre-Funded Warrants, could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our outstanding options, warrants, convertible preferred stock and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

As of March 31, 2025, in addition to our outstanding shares of common stock and the shares issuable upon exercise of the Pre-Funded Warrants:

●	568,391 shares of our common stock were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $27.45 per share;
●	795,830 shares of our common stock were issuable upon exercise of our outstanding Series Z Warrants, at an exercise price of $23.48 per share;
●	96,076 shares of our common stock were issuable upon conversion of our outstanding Series B Preferred Stock, at a conversion price of $45.00 per share;
●	22,921,348 shares of our common stock were issuable upon conversion of our outstanding Series C Preferred Stock, assuming that the Series C Preferred Stock is converted at the voluntary fixed conversion price of $1.068 per share set forth therein (without taking into account the beneficial ownership limitation set forth therein); and
●	6,260,389 shares of our common stock were issuable upon conversion of the September 2022 Senior Convertible Note, assuming the principal of the September 2022 Senior Convertible Note and interest thereon were converted in full on such date at the voluntary fixed conversion price of $1.068 per share set forth therein (without taking into account the beneficial ownership limitation set forth therein).

11

The number of shares of common stock to be issued under the Series C Convertible Stock may be substantially greater than the amount above, if certain triggering events occur, because in such cases the number of shares issued will be determined based on the then current market price (but in any event not more than voluntary fixed conversion price per share or less than a floor price). The number of shares of common stock to be issued under the September 2022 Senior Convertible Note may be substantially greater than the amount above, if we make the amortization payments of principal and interest in shares of our common stock, because in such cases (and in certain other cases as set forth therein) the number of shares issued will be determined based on the then current market price (but in any event not more than voluntary fixed conversion price per share or less than a floor price). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Series C Preferred Stock and the September 2022 Senior Convertible Note. In addition, the number of shares issued under the Series C Preferred Stock and the September 2022 Senior Convertible Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof. The voluntary fixed conversion price of the Series C Preferred Stock is also subject to adjustment for subsequent equity issuances.

In addition, as of March 31, 2025, 1,314,633 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under the 2014 Plan, and 306,530 shares of our common stock were reserved for issuance, but not yet issued, under the ESPP. The number of shares available under the 2014 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 166,667 shares, unless our board of directors provides for a lesser amount. Effective September 18, 2024, PAVmed’s compensation committee temporarily suspended any participation in the ESPP. Accordingly, no shares of our common stock have been purchased under the ESPP since March 31, 2024.

Any issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

We may seek to raise required additional capital through public or private equity or debt offerings, through loans, through arrangements with strategic partners or through other sources.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock. Any additional shares of our common stock or other securities convertible into or exchangeable for our common stock may be sold at prices lower (or higher) than the price paid by purchasers in this offering. Furthermore, sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

To the extent we raise additional capital by issuing debt securities or incurring loans, the holders of such securities or loans will have priority in payment over the holders of our equity securities. In addition, the terms of those debt securities or loan arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and could also require us to incur substantial interest expense.

12

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

13

THE PRIVATE PLACEMENT

On February 18, 2025, PAVmed and Veris Health entered into the Subscription Agreements with certain accredited investors, pursuant to which PAVmed agreed to sell and the investors agreed to purchase 2,574,350 shares of our common stock and Pre-Funded Warrants to purchase 756,734 shares of our common stock, at a purchase price of $0.7115 per share or warrant share (as applicable). In addition, Veris Health agreed to issue to each investor approximately 0.2033 shares of Veris Health’s common stock for each share or warrant share (as applicable) purchased by such investor, for an aggregate of 677,143 shares of Veris’ common stock. On February 21, 2025, we consummated the offering, generating gross proceeds to us of $2.37 million. The proceeds of the offering are being used to resume development activities related to Veris Health’s implantable physiological monitor and for general working capital purposes.

The Subscription Agreements contain customary representations, warranties, covenants and indemnities of us and the investors, as well as a covenant by us to provide the investors with protection against subsequent equity raises by PAVmed or Veris Health at a lower purchase price (solely to the extent the investors continue to hold the shares issued in the offering), with such protection to be effected through the issuance of additional shares of Veris Health’s common stock. In addition, we (i) agreed to solicit the affirmative vote of our stockholders by no later than our next meeting of stockholders, which will be held no later than June 30, 2025, for approval, for the purposes of the rules of Nasdaq, of the issuance of all of the shares underlying the Pre-Funded Warrants, and to hold additional meetings quarterly thereafter to the extent such approval is not obtained, (ii) granted the investors a 100% participation right in future offerings of equity securities of PAVmed or its majority-owned subsidiaries, subject to existing participation rights of our debt holder, and (iii) agreed not to incur, and not to permit our majority-owned subsidiaries to incur, any indebtedness until August 18, 2026, subject to certain exceptions.

In accordance with the Subscription Agreements, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock issued in the offering, including the shares underlying the Pre-Funded Warrants. We filed this registration statement of which this prospectus forms a part in accordance with the Registration Rights Agreement. The shares of common stock offered by this prospectus consist of the 2,574,350 shares of our common stock sold in the private placement and the 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants sold in the private placement.

The Pre-Funded Warrants become exercisable upon the receipt of the stockholder approval described above, expire on February 18, 2030, and have an exercise price of $0.001 per share, subject to adjustment as described below. The Pre-Funded Warrants may be exercised for cash, or on a cashless basis. In the event the Pre-Funded Warrants are exercised on a cashless basis, the holder will be entitled to receive a number of shares of the Company’s common stock equal to (x) the excess of the market value of our common stock over the exercise price, multiplied by (y) the number of shares as to which the Pre-Funded Warrant is being exercised, divided by (z) the market value of our common stock. The exercise price and number and type of securities or other property issuable on exercise of the Pre-Funded Warrants may be adjusted in certain circumstances, including in the event of a stock split or combination, stock dividend, or a recapitalization, reorganization, merger or similar transaction. In addition, a holder of the Pre-Funded Warrants will be entitled to participate in rights offerings or pro rata distributions by us. However, there will be no adjustment for issuances of shares of common stock at a price below the exercise price.

In March 2025, we entered into an agreement with the lead investor in the private placement, effective as of the closing of the private placement, pursuant to which the lead investor agreed that it would, with respect to the election of our directors, vote its shares of our common stock (including those issuable in respect of the investor’s pre-funded warrants) in accordance with the recommendations of our board of directors.

The foregoing is only a summary of the material terms of the Subscription Agreements and the Registration Rights Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such summary is qualified in its entirety by reference to the full text of such documents, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

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SELLING STOCKHOLDERS

This prospectus relates to the potential offer and sale from time to time of up to 3,331,084 shares of our common stock by the selling stockholders. The term “selling stockholders,” as used in this prospectus, includes the persons and entities listed in the table below, as well as their respective pledgees, donees, transferees, assignees, successors and others who later come to hold any interests in shares of our common stock offered by this prospectus other than through a public sale.

In accordance with the terms of the Registration Rights Agreements, this prospectus covers the 2,574,350 shares of our common stock sold in the private placement and the 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants sold in the private placement. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. For additional information regarding the issuance of the shares and terms of the Pre-Funded Warrants, see “The Private Placement” above.

The table below sets forth information about each selling stockholder. Except for the ownership of our securities or as described in the footnotes to the table below, no selling stockholder has had any material relationship with us within the past three years.

The second column of the table lists the number of shares of common stock beneficially owned by each selling stockholder, as determined under Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, based on such selling stockholder’s ownership of shares of common stock as of March 31, 2025. Because the Pre-Funded Warrants are not exercisable prior to stockholder approval, the beneficial ownership of each selling stockholder does not include the shares of common stock underlying the Pre-Funded Warrants.

The third column of the table lists the shares of common stock being offered by this prospectus by each selling stockholder. Such amount includes all shares issuable upon exercise of the Pre-Funded Warrants. As a result, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by each selling stockholder as of March 31, 2025.

The fourth column of the table assumes the sale of all the shares offered by each selling stockholder pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before the Offering (1)			Maximum Number of Shares which may be offered pursuant to this Offering	Beneficial Ownership After Offering (1)
Name and Address of Holder (2)	Number of Shares		%	Number of Shares	Number of Shares	%
Tasso Partners, LLC(3)	2,574,350	(4)	15.1%	2,628,324	—	0.00%
David S. Nagelberg 2003 Revocable Trust(5)	60,000	(6)	*	702,760	60,000	*

*	Less than 1%.

(1)	Applicable percentage ownership is based on 17,093,034 shares of our common stock outstanding as of March 31, 2025 and based on 17,849,768 shares of our common stock outstanding after the offering.

(2)	Except as otherwise set forth below, the address of each beneficial holder is c/o PAVmed Inc., 360 Madison Ave., 25th Fl., New York, NY 10017.

(3)	Dana Carrera may be deemed to control Tasso Partners, LLC (“Tasso”) and therefore may be deemed to beneficially own the shares of common stock held by Tasso. Tasso is party to the voting agreement described in “The Private Placement” above. The business address of Tasso and Ms. Carrera is P.O. Box 503, Rumson, NJ 07760.

(4)	This amount excludes 53,974 shares issuable upon exercise of the Pre-Funded Warrants held by Tasso, as the Pre-Funded Warrants are not exercisable prior to stockholder approval. As a result of the foregoing, the number of shares offered by Tasso pursuant to this prospectus exceeds the beneficial ownership of Tasso as of March 31, 2025.

(5)	David S. Nagelberg may be deemed to control the David S. Nagelberg 2003 Revocable Trust UA 07-02-03 (the “Nagelberg Trust”) and therefore may be deemed to beneficially own the shares of common stock held by the Nagelberg Trust.

(6)	This amount excludes 702,760 shares issuable upon exercise of the Pre-Funded Warrants held by the Nagelberg Trust, as the Pre-Funded Warrants are not exercisable prior to stockholder approval. As a result of the foregoing, the number of shares offered by the Nagelberg Trust pursuant to this prospectus exceeds the beneficial ownership of the Nagelberg Trust as of March 31, 2025.

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PLAN OF DISTRIBUTION

We are registering the 2,574,350 shares of our common stock sold in the private placement and the 756,734 shares of our common stock issuable upon exercise of the Pre-Funded Warrants sold in the private placement, in order to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the common stock or Pre-Funded Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $32,793 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, or we may be entitled to contribution.

Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “PAVM.”

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LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller and its partners own warrants to purchase shares of our common stock, which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.pavmed.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the securities offered hereby:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 24, 2025).
●	Current Reports on Form 8-K filed on January 15, 2025, January 21, 2025, January 24, 2025, February 18, 2025, February 21, 2025 and March 10, 2025.
●	Form 8-A filed on January 29, 2016 registering our common stock, and Form 8-A filed on April 5, 2018 registering our Series Z Warrants, under Section 12(b) of the Exchange Act, and in any amendment or report filed under the Exchange Act for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 24, 2025).

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of the documents incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., 360 Madison Avenue, 25th Floor, New York, New York 10017, telephone number (917) 813-1828. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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3,331,084 Shares

PAVmed Inc.

Common Stock

PROSPECTUS

           , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$293
Accounting fees and expenses	15,000
Legal fees and expenses	12,500
Transfer agent fees and expenses	–
Miscellaneous	5,000
Total	32,793

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Company Law, concerning indemnification of directors, officers and other persons, is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

PAVmed’s certificate of incorporation provides that its directors and officers shall be entitled to be indemnified by it to the fullest extent permitted by law. PAVmed shall pay the expenses incurred by its directors and officers in defending any action for which indemnification may be available, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

PAVmed’s bylaws provide that (a) PAVmed shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of PAVmed) by reason of the fact that he is or was a director, officer, employee or agent of PAVmed, or is or was serving at the request of PAVmed as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PAVmed, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) PAVmed shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of PAVmed to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of PAVmed, or is or was serving at the request of PAVmed as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PAVmed and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to PAVmed unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

PAVmed also has entered into, and intends to continue to enter into, separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. PAVmed also maintain directors’ and officers’ liability insurance.

PAVmed’s certificate of incorporation provides that no director of PAVmed will be personally liable to PAVmed or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply (i) for any breach of the director’s duty of loyalty to PAVmed or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. PAVmed’s bylaws extend these exculpatory provisions to its officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 16. Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-7.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on April 8, 2025.

PAVMED INC.

By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lishan Aklog, M.D. and Dennis M. McGrath, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Lishan Aklog, M.D.	Chief Executive Officer and Chairman	April 8, 2025
	Lishan Aklog, M.D.	of the Board (Principal Executive
Officer)

By:	/s/ Dennis M. McGrath	President and Chief Financial Officer	April 8, 2025
	Dennis M. McGrath	(Principal Financial Officer and
Principal Accounting Officer)

By:	/s/ Michael J. Glennon	Vice Chairman and Director	April 8, 2025
Michael J. Glennon

By:	/s/ Sundeep Agrawal, M.D.	Director	April 8, 2025
Sundeep Agrawal, M.D.

By:	/s/ Tim Baxter	Director	April 8, 2025
Tim Baxter

By:	/s/ Ronald M. Sparks	Director	April 8, 2025
Ronald M. Sparks

By:	/s/ Debra J. White	Director	April 8, 2025
Debra J. White

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EXHIBIT INDEX

Exhibit No.	Description
3.1.1	Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-203569)).
3.1.2	Certificate of Amendment to Certificate of Incorporation, dated April 19, 2015 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-203569)).
3.1.3	Certificate of Amendment to Certificate of Incorporation, dated October 1, 2018 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 2, 2018).
3.1.4	Certificate of Amendment to Certificate of Incorporation, dated June 26, 2019 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 27, 2019).
3.1.5	Certificate of Amendment to Certificate of Incorporation, dated July 24, 2020 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 27, 2020).
3.1.6	Certificate of Amendment to Certificate of Incorporation, dated June 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 22, 2022).
3.1.7	Certificate of Amendment to Certificate of Incorporation, dated January 15, 2025 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 15, 2025).
3.1.8	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on April 20, 2018).
3.1.9	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 21, 2025).
3.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 15, 2021).
4.1	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-203569)).
4.2	Specimen Series Z Warrant Certificate (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 5, 2018).
4.3	Amended and Restated Series Z Warrant Agreement, dated as of June 8, 2018, by and between PAVmed Inc. and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 8, 2018).
5.1	Opinion of Graubard Miller.
10.1	Form of Subscription Agreement (filed herewith).
10.2	Form of Registration Rights Agreement (filed herewith).
23.1	Consent of Marcum LLP (filed herewith).
23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page).
107	Fee table (filed herewith).

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